Exhibit 7.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "**Agreement**"), dated as of November 23, 2021 is entered into between HEARING ASSIST II, INC. a Virginia corporation (the "**Corporation**"), FLOYD KURILOFF ("**Kuriloff**") ANTHONY BENDER ("**Bender**"), TANÉ MANNING ("**Manning**"), NICHOLAS NAYLOR ("**Naylor**") (Kuriloff,, Bender, Manning, Naylor, and are each a "**Shareholder**" and collectively, the "**Shareholders**" (the Shareholders and the Corporation are collectively the "**Seller Parties**"), and HEARING ASSIST DIRECT, INC., a Delaware corporation ("**Buyer**"), and InnerScope Hearing Technologies, Inc., a Nevada Corporation ("**Ultimate Parent**")

Recitals

WHEREAS, the Seller Parties wish to sell to Buyer and Buyer is willing to purchase from Seller Parties all right, title and interest in and to the shares of the Corporation (the "**Shares**") on the terms and subject to the conditions set forth herein;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Agreement**" has the meaning set forth in the preamble.

"**Financial Statements**" has the meaning set forth in Section 3.05.

"**Balance Sheet**" has the meaning set forth in Section 3.05.

"**Balance Sheet Date**" has the meaning set forth in Section 3.05.

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in Virginia are authorized or required by Law to be closed for business.

"**Buyer**" has the meaning set forth in the preamble.

"**Buyer Benefit Plans**" has the meaning set forth in Section 5.02(b).

"**CERCLA**" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"**Closing**" has the meaning set forth in Section 2.05.

"**Closing Date**" has the meaning set forth in Section 2.05.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Common Stock**" has the meaning set forth in Section 3.02(a).

"**Corporation**" has the meaning set forth in the recitals.

"**Corporation Continuing Employee**" has the meaning set forth in Section 5.02(a).

"**Corporation Intellectual Property**" has the meaning set forth in Section 3.10(b).

"**Confidentiality Agreement**" means the Confidentiality Agreement, effective as of August 31, 2021, between Buyer and Corporation.

"**Data Room**" means the electronic documentation site established through Dropbox on behalf of Corporation containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.

"**Direct Claim**" has the meaning set forth in Section 6.05(c).

"**Disclosure Schedules**" means the Disclosure Schedules delivered by Corporation and Buyer in accordance with that certain Side Letter Agreement executed on the date hereof.

"**Dollars or $**" means the lawful currency of the United States.

"**Employees**" means those Persons employed by the Corporation immediately prior to the Closing.

"**Encumbrance**" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"**Environmental Claim**" means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental

response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"**Environmental Law**" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"**Environmental Notice**" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"**Environmental Permit**" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"**Financial Statements**" has the meaning set forth in Section 3.05.

"**Fraud**" means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE III or ARTICLE IV, made by such party, (a) with respect to Corporation, to Seller Parties' Knowledge or (b) with respect to Buyer, to Buyer's actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Hazardous Materials**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"**HSR Act**" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"**Indemnified Party**" has the meaning set forth in Section 6.04.

"**Indemnified Person**" has the meaning set forth in Section 5.03(a).

"**Indemnifying Party**" has the meaning set forth in Section 6.04.

"**Insurance Policies**" has the meaning set forth in Section 3.11.

"**Intellectual Property**" has the meaning set forth in Section 3.10(a).

"**Interim Balance Sheet**" has the meaning set forth in Section 3.05.

"**Interim Balance Sheet Date**" has the meaning set forth in Section 3.05.

"**Interim Financial Statements**" has the meaning set forth in Section 3.05.

"**Knowledge of Seller Parties or Seller Parties' Knowledge**" or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“**Leak Out Agreement**” has the meaning set forth in Section 2.02(b).

"**Losses**" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Corporation, or (b) the ability of Seller Parties to consummate the transactions contemplated hereby; *provided, however,* that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Corporation operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers distributors or others having relationships with the Corporation; or (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Corporation to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

"**Material Contracts**" has the meaning set forth in Section 3.08(a).

"**Permits**" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"**Permitted Encumbrances**" has the meaning set forth in Section 3.09(a).

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Privileged Communications**" has the meaning set forth in Section 7.14(b).

"**Proposed Tax Gross Up Amount**" has the meaning set forth in Section 3.17.

"**Purchase Price**" has the meaning set forth in Section 2.02.

"**Qualified Benefit Plan**" has the meaning set forth in **Error! Reference source not found.**.

"**Real Property**" means the real property owned, leased or subleased by the Corporation, together with all buildings, structures and facilities located thereon.

"**Release**" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Seller Parties Law Firm**" has the meaning set forth in Section 7.14(a)(i).

"**Seller Parties**" has the meaning set forth in the preamble.

"**Shares**" has the meaning set forth in the recitals.

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third-Party Claim**" has the meaning set forth in Section 6.05(a).

"**Transaction Expenses**" means the aggregate of (a) all fees, commissions, costs and expenses incurred by or on behalf of the Seller Parties in connection with the negotiation, execution or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (or incurred in connection with the transactions hereunder or thereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, and (b) any Transfer Taxes, whether such Taxes are assessed initially against Buyer, Seller Parties, or any of their respective Affiliates.

"**WARN Act**" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Shareholders shall sell to Buyer, and Buyer shall purchase from Shareholders, all of

Shareholder's right, title and interest in the Shares in exchange for the Purchase Price, as that term is defined in Section 2.02.

Section 2.02 Purchase Price.

(a) The aggregate purchase price for the shall be Ten Million Dollars ($10,00,000) (the "**Purchase Price**") plus payment for Transaction Expenses.

(b) The aggregate purchase price shall be payable in the form of INND stock (the "**INND Stock**") subject to that certain Leak Out Agreement (the "**Leak Out Agreement**") executed on the date hereof as set forth in Section 2.03(c)(iii) as follows:

(i) **Ten Million Dollars ($10,000,000)** equivalent of INND restricted shares of common stock to be issued as set forth below:

(A) **Five Million Dollars ($5,000,000)** worth of INND restricted shares of common stock issued at Closing based on the price per share of $0.0089 ("**LOI Shares**"); and

(B) **Five Million Dollars ($5,000,000)** worth of INND restricted shares of common stock issued at Closing based on the price per share of $0.17, provided however that these shares are subject to the true up provisions provided in that certain Leak Out Agreement ("**SPA Shares**").

(ii) **Payment of Transaction Expenses** to the parties listed on Schedule 2.02(b)(ii).

Section 2.03 Transactions to be Affected at the Closing.

(a) At the Closing, Buyer shall deliver to the Shareholders:

(i) Buyer's will effectuate the delivery of the stock certificates by authorizing the Buyer's transfer agent to issue the stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto to Shareholders;

(ii) the payment of Transaction Expenses;

(iii) fully executed Cross Indemnification Agreement;

(iv) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing required as by this Agreement.

(b) At the Closing, the Corporation shall deliver to Buyer:

(i) The stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) all Corporate Records of the Corporation and each Corporation Subsidiary in the possession of the Corporation or any Corporation Subsidiary;

(iii) the fully Executed Cross Indemnification Agreement and

(iv) all other agreements, documents, instruments or certificates required to be delivered by Corporation as set forth in this Agreement.

(c) At the closing, each Shareholder shall deliver to Buyer:

(i) A non-foreign affidavit from each Shareholder in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Shareholder is not a "foreign person" as defined in Code Section 1445

(ii) An affidavit as required under Code Section 1446 and as described in Section 6.01 of IRS Notice 2018-29 (or any subsequent applicable superseding authority thereto) certifying that such Shareholders not subject to withholding under Section 1446 of the Code;

(iii) A fully executed Leak Out Agreement, attached hereto and made part of this Agreement.

Section 2.04 Purchase Price Allocation.

(a) The final Purchase Price, as finally determined pursuant to Section 2.04, shall be allocated between the Shareholders of the Corporation as provided on Schedule 2.04 attached hereto (the "***Allocation Schedule***").

(b) The Parties will revise the Allocation Schedule from time to time as appropriate to the extent necessary to reflect any adjustment to the Purchase Price pursuant to this Agreement, any indemnification payment made hereunder, or any other post-Closing payment made pursuant to or in connection with this Agreement, and Buyer and Seller Parties shall cooperate in good faith in making any such adjustments. In the event of any disagreement between Buyer and Seller Parties regarding the application of this section or any proposed revision to the Allocation Schedule, they will in good faith use commercially reasonable efforts to agree on such application or revision. If Buyer and Seller Parties, notwithstanding such good-faith efforts, fail to resolve such disagreement within thirty (30) days (or longer, as mutually agreed to by such Parties in writing) of the date the indemnification or other post-Closing payment was made or other dispute regarding this section arose, then the matter will be promptly submitted to the independent accountant to be selected and resolved and the resolution of the independent accountant shall be conclusive and binding on Buyer and Seller Parties. The fees and

expenses of the independent accountant shall be borne equally by Seller Parties, on the one hand, and Buyer on the other hand.

(c) The Parties (i) shall file or cause to be filed all Returns in a manner consistent with this section and the Allocation Schedule as agreed upon above or determined by the independent accountant (the "**Accountant**") in the case of any dispute (any finally resolved allocation schedule hereunder, the "**Final Allocation**"), and (ii) shall not take any position that is inconsistent with the Final Allocation, except, in each case, as required by applicable Law.

Section 2.05 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement at the offices of ReavesColey, PLLC, 555 Belaire Ave., Ste. 300, Chesapeake, Virginia 23320 or remotely by exchange of documents and signatures (or their electronic counterparts), at 5 p.m., on November 23, 2021 (the day on which the Closing takes place being the "**Closing Date**").

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Schedules, Seller Parties represent and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Corporation. Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Corporation has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Corporation is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by Corporation of this Agreement, the performance by Corporation of its obligations hereunder and the consummation by Corporation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Corporation. This Agreement has been duly executed and delivered by Corporation, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Corporation, enforceable against Corporation in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Capitalization.

(a) The authorized capital stock of the Corporation consists of 2000 shares of common stock ("**Common Stock**"), of which 1700 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued,

fully paid and non-assessable, and are owned of record and beneficially by Shareholders, free and clear of all Encumbrances.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Corporation or obligating the Seller Parties to issue or sell any shares of capital stock of, or any other interest in, the Corporation. The Corporation does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03 No Subsidiaries. The Corporation does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.04 No Conflicts; Consents. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by Seller Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Seller Parties (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller Parties; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller Parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.04 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.05 Financial Statements. Copies of the Corporation's financial statements consisting of the balance sheet of the Corporation as at the end of the fiscal year in each of the years 2020, 2021 and 2022 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the " **Financial Statements**"), and the Financial Statements consisting of the balance sheet of the Corporation as at September 30, 2021 the related statements of income and retained earnings, stockholders' equity and cash flow for the nine month period then ended (the "**Interim Financial Statements**" and together with the Financial Statements, the "**Financial Statements**") have been made available to Buyer. The Financial Statements have been prepared in accordance with past practice applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods indicated. The balance sheet of the Corporation as of December 31, 2020 is referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date**" and the balance

sheet of the Corporation as of September 30, 2021 is referred to herein as the "**Interim Balance Sheet**" and the date thereof as the "**Interim Balance Sheet Date**".

Section 3.06 Undisclosed Liabilities. Except for those disclosed on Schedule 3.07, the Corporation has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with past practice, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.07 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.08 or as expressly contemplated by the Agreement, from the Balance Sheet Date until the date of this Agreement, the Corporation has operated in the ordinary course of business in all material respects and there has not been, with respect to the Corporation, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the charter, by-laws or other organizational documents of the Corporation;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Corporation, except as required by applicable Law or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $50,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $50,000;

(i) increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Corporation by more than ten (10%) percent of its existing annual obligations to such plans;

(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $500,000;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(m) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Corporation (together with all Leases listed in Section 3.09(b) of the Disclosure Schedules, collectively, the "**Material Contracts**"):

(i) each agreement of the Corporation involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Corporation without penalty or without more than one hundred eighty (180) days' notice;

(ii) all agreements that relate to the sale of any of the Corporation's assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000;

(iv) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Corporation, in each case having an outstanding principal amount in excess of $50,000;

(v) all agreements between or among the Corporation on the one hand and Shareholders or any Affiliate of Shareholders (other than the Corporation) on the other hand; and

(vi) all collective bargaining agreements or agreements with any labor organization, union or association to which the Corporation is a party.

(b) Except as set forth on Section 3.08(b) of the Disclosure Schedules, the Corporation is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 3.09 Title to Assets; Real Property.

(a) The Corporation has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "**Permitted Encumbrances**"):

(i) those items set forth in Section 3.09(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b) Section 3.09(b) of the Disclosure Schedules lists: (i) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, "**Leases**"), including the identification of the lessee and lessor thereunder.

Section 3.10 Intellectual Property.

(a) "**Intellectual Property**" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet Domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, and copyrightable works, financial and marketing plans and customer and supplier lists and

information, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

(b) Section 3.10(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Corporation. Except as would not have a Material Adverse Effect, the Corporation owns or has the right to use all Intellectual Property necessary for the conduct of the Corporation's business as currently conducted (the "**Corporation Intellectual Property**").

(c) Except as would not have a Material Adverse Effect, to Seller Parties' Knowledge: (i) the conduct of the Corporation's business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Corporation Intellectual Property. This Section 3.10(c) constitutes the sole representation and warranty of Seller Parties under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

Section 3.11 Insurance. Section 3.11 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Corporation or with respect to which the Corporation is a named insured or otherwise the beneficiary of coverage (collectively, the "**Insurance Policies**"). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Seller Parties' Knowledge, threatened against or by the Corporation affecting any of its properties or assets (or by or against the Shareholders or any Affiliate thereof and relating to the Corporation), which if determined adversely to the Corporation (or to the Shareholders or any Affiliate thereof) would result in a Material Adverse Effect.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its properties or assets which would have a Material Adverse Effect.

Section 3.13 Compliance With Laws; Permits.

(a) The Corporation is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for the Corporation to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by **Error! Reference source not found.**), employment matters (which are governed by Section 3.15) or tax matters (which are governed by Section 3.16).

Section 3.14 Environmental Matters.

(a) Except as would not have a Material Adverse Effect, to the Seller Parties' Knowledge, the Corporation is in compliance with all Environmental Laws and has not, and the Seller Parties have not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Corporation has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.14(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Corporation.

(c) Except as would not have a Material Adverse Effect, to the Seller Parties; Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Corporation or any Real Property currently owned, operated or leased by the Corporation, and neither the Corporation nor have the Seller Parties have received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Corporation (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Seller Parties.

(d) Corporation has previously made available to Buyer in the Data Room any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Corporation or any currently owned, operated or leased Real Property which are in the possession or control of the Corporation.

(e) The representations and warranties set forth in this Section 3.14 are the Seller Parties' sole and exclusive representations and warranties regarding environmental matters.

Section 3.15 Employment Matters.

(a) The Corporation is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. There has not been, nor, to the Seller Parties' Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Corporation.

(b) The Corporation is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Corporation, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Corporation pending, or to the Seller Parties' Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Corporation, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) The representations and warranties set forth in this Section 3.15 are the Seller Parties' sole and exclusive representations and warranties regarding employment matters.

Section 3.16 Taxes.

(a) The Corporation has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Corporation. Such Tax Returns are true, complete and correct in all material respects. The Corporation is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Corporation have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Corporation.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Corporation.

(d) The Corporation is not a party to any Tax-sharing agreement.

(e) All material Taxes which the Corporation is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(f) The representations and warranties set forth in this Section 3.16 are the Seller Parties' sole and exclusive representations and warranties regarding Tax matters.

Section 3.17 338(h)(10) Election. The Parties hereby agree that at the option of Buyer, Buyer and Seller Parties shall timely make an election under Section 338(h)(10) of the Code (and any such similar elections as may be available under state or local applicable Laws) with respect

to the sale of the Shares under this Agreement (the "**Section 338(h)(10) Election**"). The Seller parties shall timely satisfy, and cooperate in good faith with Buyer to timely satisfy, all filing and other requirements to effect the Section 338(h)(10) Election. The Seller Parties shall properly execute an IRS Form 8023 (and any other form related to any Section 338(h)(10) Election reasonably requested by Buyer) to be delivered to Buyer with twenty (20) days of Closing. After the Closing, the Seller Parties shall promptly properly execute and deliver to Buyer any other such form then requested by Buyer. If any Section 338(h)(10) Election is to be made, within twenty (20) days after the Closing, the Seller shall deliver to Buyer (a) an Allocation Schedule as defined in Section 2.4 (and the relevant liabilities of the Corporation and any other relevant items) among the assets of the Corporation in accordance with Section 338 of the Code and the applicable Treasury Regulations thereunder, and (b) a calculation of the Tax Gross Up Amount ("**Proposed Tax Gross Up Amount**"), in each case in sufficient detail so that Buyer may fully review such allocation and calculation. The Seller shall provide Buyer with access to all books and records and any work papers used by the Seller to prepare such allocation and calculation, and to the Seller's advisors involved in preparing such allocation and calculation. If Buyer disagrees with the Allocation Schedule or Proposed Tax Gross Up Amount and provides written notice of such disagreement to the Seller within twenty (20) days after receipt of such Allocation Schedule and Proposed Tax Gross Up Amount, the disagreement, if it cannot be resolved by the Parties, shall be submitted, no later than twenty (20) days after the end of such twenty (20) day period, to the Accountant for resolution, with the costs and expenses of the Accountant being borne equally by the Buyer and the Seller Parties. The Accountant shall notify Buyer and the Seller of its determination no later than twenty (20) days after submission of the disagreement to it. The allocation and calculation agreed upon by the Parties or the Accountant's determination, or, if no notice of Buyer's disagreement is provided to the Seller, the allocation and calculation set forth in the Allocation Schedule and Proposed Tax Gross Up Amount, shall be the Final Allocation, as defined in Section 2.04(c) and the "Tax Gross Up Amount" and shall be binding upon the Parties and their Affiliates. If there is an increase or decrease to the Purchase Price following the determination of the Allocation Schedule, the Purchase Price Allocation will be adjusted accordingly by increasing the allocation to progressively higher asset classes in the case of a Purchase Price increase and reducing the allocation to progressively lower asset classes in the case of a Purchase Price decrease. The parties and their Affiliates shall file all Tax Returns consistently with the Allocation Schedules and Section 338(h)(10) Election and shall not take any position during the course of any Tax Proceeding that is inconsistent with the Allocation Schedule or Section 338(h)(10) Election, unless required by a final determination within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) of an applicable Governmental Body; provided, that no such Person shall be required to litigate before any court any proposed deficiency or adjustment arising out of the Allocation Schedule or Section 338(h)(10) Election. The Parties shall promptly advise one another of the existence of any Tax Proceeding relating to the Allocation Schedule or Section 338(h)(10) Election.

Section 3.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties.

Section 3.19 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither the Seller Parties nor any other Person has made or makes any

other express or implied representation or warranty, either written or oral, on behalf of the any of the Seller Parties, including any representation or warranty as to the accuracy or completeness of any information regarding the Corporation furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Corporation, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to the Seller Parties that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Corporation, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Parties and the Corporation for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither of the Seller Parties, the Corporation or any other Person has made any representation or warranty as to the Seller Parties, the Corporation or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
COVENANTS

Section 5.01 Resignations. The Shareholders shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Corporation set forth on Section 5.01 of the Disclosure Schedules.

Section 5.02 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is six (6) months from the Closing (or if earlier, the date of the employee's termination of employment with the Corporation), Buyer shall and shall cause the Corporation to provide each Employee who remains employed immediately after the Closing ("**Corporation Continuing Employee**") with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Corporation immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Corporation immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Corporation immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Corporation Continuing Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, "**Buyer Benefit Plans**") in which any Corporation Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Corporation to, recognize all service of the Corporation Continuing Employees with the Corporation or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Corporation Continuing Employees may be eligible to participate after the Closing Date; *provided, however*, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 5.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.02 shall not create any right in any Employee or any other Person to any continued employment with the Corporation, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.03 Director and Officer Indemnification.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Corporation now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer or director of the Corporation, as provided in the certificate of incorporation or by-laws of the Corporation, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.03(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The obligations of Buyer and the Corporation under this Section 5.03 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.03 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.03 applies shall be third-party beneficiaries of this Section 5.03, each of whom may enforce the provisions of this Section 5.03).

(c) In the event Buyer, the Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.03.

Section 5.04 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.

Section 5.05 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller Parties with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide

the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) The Seller Parties and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 and Section 4.02 of the Disclosure Schedules; *provided, however,* that the Seller Parties shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.06 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Seller Parties prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Corporation relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Corporation; and

(ii) upon reasonable notice, afford the Representatives of the Seller Parties reasonable access (including the right to make, at the Seller Party or Seller Parties' expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Corporation after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, the Shareholders shall:

(i) retain the books and records (including personnel files) of the Shareholders which relate to the Corporation and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Corporation reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor the Shareholders shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.06 where such access would violate any Law.

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.08 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Shareholders shall cooperate with respect thereto as necessary).

Section 5.09 Buyer's Post-Closing Financial Commitment. Buyer shall provide all the necessary capital, including but not limited to cash in readily available funds, to maintain the Corporation's operations and ensure the Corporation returns to historical operation levels. The Buyer agrees to fund Corporation's operational efforts by providing funding commencing on the first day of the month following the Closing. The Buyer commits to providing no less than $4,200,000 over the ten (10) months following the Closing ("**Projected Funding Amount**"). The Project Funding Amount shall be subject to mutually agreed upon key performance indicators. The disbursement of the Projected Funding Amount shall be as follows:

(a) $750,000 each month for the first four (4) months following the Closing Date; and

(b) $200,000 each month for six (6) months thereafter.

Section 5.10 Removal Personal Guaranty. The Buyer expressly covenants and agrees to use commercially reasonable efforts to remove Kuriloff personal guaranties. In the event such debts of the Corporation that have been guaranteed by Member are not fully satisfied by the Corporation, the Buyer will indemnify Kuriloff for any costs attributable to the Corporation's failure to repay those debts, to include any actions taken by creditors of the Corporation against Kuriloff.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02 Indemnification By the Shareholders. Subject to the other terms and conditions of this ARTICLE VI, the Shareholders shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Shareholders contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders pursuant to this Agreement.

Section 6.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify the Shareholders against, and shall hold the Shareholders harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Shareholders based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 6.04 Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the "**Indemnified Party**", and the party against whom such claims are asserted under this ARTICLE VI is referred to as the "**Indemnifying Party**". The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a) exceeds $129,000 (the "**Deductible**"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $129,000 (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a) as the case may be, shall not exceed $1,700,000.

(c) Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Corporation) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. Payment under this section may be made using the INND Stock granted to satisfy the Purchase Price, regardless of whether that INND Stock is currently subject to that certain Leak Out Agreement referenced in section 2.02(b).

(d) Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) the Shareholders shall not be liable under this ARTICLE VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Shareholders contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 6.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "**Third-Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its

election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Shareholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Corporation's premises and personnel and the right to examine

and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07 Exclusive Remedies. Subject to Section 7.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, except with respect to Section 9.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise expressly provided herein (including Section 5.08 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; *provided, however*, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller Parties:	Hearing Assist II, LLC 3502 Pacific Ave Virginia Beach, VA, 23451 Attention: Floyd Kuriloff
with a copy to:	ReavesColey, PLLC 555 Belaire Ave, Ste. 300 Chesapeake, VA 23320 Attention: Jonathan Lazarow, ESQ
If to Buyer:	InnerScope Hearing Technologies, Inc. 2151 Profession Drive, 2nd Floor Roseville, CA 95661 Attention: Matthew Moore

Section 7.03 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Seller Parties that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure

Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 7.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.09 No Third-Party Beneficiaries. Except as provided in Section 5.03 and ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to any choice or conflict of law principles thereof).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF VIRGINIA IN EACH CASE LOCATED IN THE CITY OF VIRGINIA BEACH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 7.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the

same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.14 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i) ReavesColey, PLLC has acted as counsel to the Seller Parties in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Corporation to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Corporation by ReavesColey, PLLC (or any successor) ("**Seller Parties Law Firm**") shall not preclude Seller Parties Law Firm from serving as counsel to the Seller Parties or any director, member, shareholder, partner, officer or employee of the Corporation , in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Buyer shall not, and shall cause the Corporation not to, seek or have Seller Parties Law Firm disqualified from any such representation based on the prior representation of the Corporation by Seller Parties Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.14(a) shall not be deemed exclusive of any other rights to which Seller Parties Law Firm is entitled whether pursuant to law, contract or otherwise.

(b) All communications between the Seller Parties or the Corporation, on the one hand, and Seller Parties Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the "**Privileged Communications**") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Parties and shall not pass to or be claimed by Buyer or the Corporation. Accordingly, Buyer and the Corporation shall not have access to any Privileged Communications or to the files of Seller Parties Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Parties. Without limiting the generality of the foregoing, from and after the Closing, (i) the Shareholder (and not Buyer or the Corporation) shall be the sole

holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Corporation shall be a holder thereof, (ii) to the extent that files of Seller Parties Law Firm in respect of such engagement constitute property of the client, only the Shareholders (and not Buyer nor the Corporation) shall hold such property rights and (iii) Seller Parties Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Corporation by reason of any attorney-client relationship between Seller Parties Law Firm and the Corporation or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Corporation), on the one hand, and a third party other than any of the Seller Parties, on the other hand, Buyer and its Affiliates (including the Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; *provided, however*, that neither Buyer nor any of its Affiliates (including the Corporation) may waive such privilege without the prior written consent of the Seller Parties, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Corporation) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer's counsel, then Buyer shall immediately (and, in any event, within twenty-four (24) hours) notify Shareholders in writing so that Shareholders can seek a protective order.

(c) This Section 9.14 is intended for the benefit of, and shall be enforceable by, Seller Parties Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Parties Law Firm.

Section 7.15 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWSA

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hearing Assist II, Inc.

By____________________
Name: Floyd Kuriloff
Title: Member

____
Floyd Kuriloff
Date: 11/23/2021

____
Anthony Bender
Date: 11/23/21

____
Tané Manning
Date: ________________

____
Nicholas Naylor
Date: 11/23/21

InnerScope Hearing Technologies, Inc.

By____________________
Name:
Title:

Hearing Assist Direct, Inc.

By____________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hearing Assist II, Inc.

By____________________

Name:

Title:

____

Floyd Kuriloff

Date: ________________

____

Anthony Bender

Date: ________________

____

Tané Manning

Date: ________________

____

Nicholas Naylor

Date: ________________

InnerScope Hearing Technologies, Inc.

By [signature]

Name: Matthew Moore

Title: CEO

Hearing Assist Direct, Inc.

By [signature]

Name: Matthew Moore

Title: CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hearing Assist II, Inc.

By____________________
Name: Floyd Kuriloff
Title: Member

____
Floyd Kuriloff

Date: 11/23/2021

____
Anthony Bender
Date: 11/23/21

____
Tané Manning

Date: 11/23/21

____
Nicholas Naylor
Date: 11/23/21

InnerScope Hearing Technologies, Inc.

By____________________
Name:
Title:

Hearing Assist Direct, Inc.

By____________________
Name:
Title: